Exhibit 99.1

GTx Announces $43.4 Million Private Placement

MEMPHIS, Tenn.—November 10, 2014— GTx, Inc. (NASDAQ: GTXI) today announced that it has entered into a securities purchase agreement for the sale of approximately $43.4 million of its common stock and warrants to purchase common stock in a private placement. The group of accredited investors includes Biotechnology Value Fund, L. P. and other affiliates of BVF Partners L.P., certain existing GTx stockholders and certain members of the GTx management team and board of directors.

Pursuant to the terms of the securities purchase agreement, at the closing of the private placement, GTx will receive approximately $43.4 million in gross proceeds from the sale of 64,311,112 shares of GTx common stock and the issuance of warrants for the purchase of 64,311,112 additional shares of GTx common stock. The per unit purchase price of a share of GTx common stock and a warrant to purchase a share of GTx common stock is $0.675. The warrants will have a per share exercise price of $0.85 and will be exercisable for a four year period as determined in accordance with the terms of the warrants. The closing of the private placement is subject to the satisfaction of customary closing conditions.  The securities purchase agreement and the transactions contemplated thereby were unanimously approved by a special committee comprised of disinterested and independent members of GTx’s board of directors. Jefferies LLC served as exclusive financial advisor to the special committee. Additional details regarding the private placement will be included in a Form 8-K filed by GTx with the Securities and Exchange Commission.

Neither the shares of GTx common stock nor the warrants to be issued in connection with the private placement have been registered under the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, these securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. GTx has agreed to file certain registration statements covering the resale of the GTx common stock as well as the GTx common stock issuable upon exercise of the warrants. This press release shall not constitute an offer to sell or the solicitation of an offer to buy GTx common stock or warrants to purchase GTx common stock.

About GTx

GTx, Inc., headquartered in Memphis, Tenn., is a biopharmaceutical company dedicated to the discovery, development, and commercialization of small molecules for the treatment of cancer, including treatments for breast and prostate cancer, cancer supportive care, including prevention and treatment of cancer-related muscle wasting, and other serious medical conditions.

Forward-Looking Information is Subject to Risk and Uncertainty

This press release contains forward-looking statements based upon GTx’s current expectations. Forward-looking statements involve risks and uncertainties, and include, but are not limited to, all statements relating to the anticipated closing of, and the amount of anticipated proceeds from, the private placement. GTx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with market conditions, whether GTx will be able to consummate the private placement and the satisfaction of closing conditions related to the private placement. There can be no assurance that GTx will be able to complete the private placement on the terms described herein or in a timely manner, if at all. Regardless of whether the private placement is consummated, GTx will continue to need additional funding and may be unable to raise capital when needed, which would force GTx to delay, reduce or eliminate its product candidate development programs. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. GTx’s periodic reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 and its future reports, including the Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, contain under the heading, “Risk Factors”, a more comprehensive description of these and other risks to which GTx is subject. GTx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

GTx Contacts

Marc Hanover (Investors)	Denise Powell (Media)
GTx, Inc.	BrewLife
901.523.9700	510.703.9491
mhanover@gtxinc.com	dpowell@brewlife.com

Source: GTx, Inc.